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                                                       Exhibit (g)(31)


                                    BEFORE THE
                        FEDERAL COMMUNICATIONS COMMISSION
                             WASHINGTON, D.C.  20554


         In re Application of               )
                                            )
         HLT CORPORATION AND                )
         HILTON HOTELS CORPORATION          )    File No. BTCCT-970304IC
                                            )
         For Consent to Transfer of Control )
                                            )
                                            )



                           MEMORANDUM OPINION AND ORDER


           ADOPTED:  October 15, 1997       RELEASED:  October 15, 1997

         By the Commission:


                                   INTRODUCTION

              1. HLT Corporation (HLT), a wholly-owned subsidiary of Hilton Hotels Corporation (Hilton), seeks to acquire control, by an unsolicited tender offer or a proxy contest, of ITT Corporation (ITT), which, through its wholly-owned subsidiary ITT Broadcasting Corporation (ITT Broadcasting), holds a 50% general partnership interest in ITT-Dow Jones Television, the licensee of WPXN-TV, Channel 31, New York, New York. To facilitate the attempted acquisition, HLT and Hilton filed on March 4, 1997, a supplemented short-form application, FCC Form 316, in connection with their attempt to replace, via a proxy contest, ITT's current board of directors with a slate of proposed nominees who favor the merger of ITT with HLT or Hilton.1 ITT filed an informal objection to the FCC Form 316 short-form application submitted by HLT and Hilton in connection with the proxy contest, and HLT and Hilton have replied to ITT's objection. After review of the short-form application and all pleadings, we conclude that Hilton's application and its proposed slate of nominees satisfy the criteria we have prescribed for such insubstantial transfers of control, and that our consent to the proposed transfer is therefore warranted. Our action, of course, is permissive in nature and reflects no endorsement by the Commission of any particular nominee or slate of nominees.



                                    BACKGROUND

              2. ITT, a Nevada corporation, is a publicly and widely traded company engaged in the hotel,

         _____________________

         1    Also on March 4, 1997, Hilton and HLT filed another
         supplemented FCC Form 316, with a request that the Commission grant, pursuant to our policy governing hostile tender offers, a special temporary authorization permitting a transfer of control of ITT's interest in the licensee of WPXN-TV from ITT's current shareholders to the trustee of a voting trust. See File No. BTCCT-970304IA. On that same date, HLT and Hilton filed a long-form application, FCC Form 315, seeking Commission consent to the acquisition of ITT Broadcasting by HLT. See File No. BTCCT-970304IB. These applications are not at issue in this order.


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         gaming and entertainment business and the information services business. Its wholly-owned subsidiary ITT Broadcasting in partnership with Dow Jones & Company, Inc., purchased television station WPXN-TV in New York City in July 1996.
         Other than its interest in the licensee of television station WPXN-TV, ITT and its affiliates hold no other FCC licenses.2 Hilton, a Delaware corporation, is the owner and operator of numerous hotels and gaming properties throughout the United States and in various international cities. HLT, a wholly-owned subsidiary of Hilton, is a newly incorporated Delaware corporation organized in connection with the tender offer for ITT, and has not carried on any activities other than in relation to the tender offer and proxy contest.

              3. In late 1996, Hilton expressed interest in discussing a potential business combination with ITT, but ITT indicated it did not wish to pursue such a combination. On January 27, 1997, Hilton informed ITT, by telephone and in writing of the terms of the proposed tender offer and merger. On February 11, 1997, Hilton and HLT delivered to ITT a written notice of intention to nominate their candidates for election to the ITT board of directors. Hilton and HLT also filed suit against ITT in Nevada federal district court seeking an injunctive and declaratory relief to, inter alia, forestall any effort by ITT to amend its by-laws, postpone its annual shareholders' meeting, or take any other action to frustrate the proxy contest that Hilton intends to conduct to replace the ITT board of directors. The Nevada district court denied on April 21, 1997, Hilton's motion for preliminary injunction to require ITT to hold its annual shareholders' meeting in May, and this denial was subsequently affirmed on appeal. In an order dated October 2, 1997, the Nevada court ordered, inter alia, that ITT's annual shareholders' meeting shall be held no later than November 14, 1997. Following the district court's order, ITT announced that its annual shareholders' meeting will be held on November 12, 1997.


                                  PROXY CONTEST

              4.  Section 310(d) of the Communications Act of 1934
         (Act), 47 U.S.C. Section 310(d), mandates that Commission consent to be obtained prior to a transfer of control of licensed stations. In Committee for Full Value of Storer Communications, Inc., 101 FCC2d 434, 443-48 (Storer I), aff'd sub nom. Storer Communications, Inc. v. FCC, 763 F.2d 436 (D.C. Cir. 1985) (Storer II) we determined that, while the use of a proxy mechanism to effectuate a precipitous replacement of the entire board of a corporation constituted a transfer cognizable under Section 310(d), such a change was not substantial and therefore did not acquire use of long-form procedures.
         Instead, we determined in Storer to acquire the submission of a short-form application, supplemented by information on the citizenship, other attributable media interests, and adverse findings regarding law violations on the part of the proposed board nominees. Subsequently, in our Tender Offers and Proxy Contests (Tender Offers) policy statement,3 we reexamined Storer I and II, and concluded that the Commission should "continue to use the modified short form procedural approach utilized in Storer in conjunction with insubstantial transfers of control resulting from proxy contests." Tender Offers, 59 RR2d at 1552. Pursuant to this procedure previously established by the Commission, HLT has submitted a short-form application, supplemented with information concerning the citizenship, attributable media interests and adverse legal findings of the slate of proposed nominees


         ________________________

         2    On May 12, 1997, ITT and Dow Jones & Company, Inc.
         announced that they had reached a definitive agreement to sell WPXN-TV to Paxson Communications Corporation. The application to assign the license of WPXN-TV from ITT-Dow Jones Television to a Paxson subsidiary was later filed with the Commission and remains pending.
         3 59 RR 2d 1536 (1986), appeal dismissed sub nom. Office of Communication of the United Church of Christ v. FCC, 826 F.2d 101 (D.C. Cir. 1987).


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         to the ITT board.

              5. ITT's Objections. In its objections, ITT asserts that, contrary to HLT's position, the Commission in Storer I did not determine that replacing the board of directors of a company always constituted an insubstantial transfer of control. Rather, according to ITT, the Commission and the Court of Appeals in Storer II emphasized that transfer of control issues are "critically dependent upon the specific factual circumstances of each case," Tender Offers, 59 RR2d at 1543, and must be determined "on a case-by-case basis." Storer II, 763 F.2d at 442. ITT asserts that HLT has not provided sufficient information in its short-form application for the Commission to conclude that the transfer resulting from a successful proxy contest would be an insubstantial transfer of control.4 Unless such information is provided, ITT contends that HLT's short-form application must be denied.

              6. According to ITT, if the Commission chooses to act on the limited information provided by HLT, then the application must be denied because, unlike Storer I/II, the result of a successful proxy contest would be a substantial transfer of control of the licensee of WPXN-TV to HLT, which requires a long-form application. In Storer I/II, the proposed new board was pledged to maximize value to the shareholders by liquidating the assets of Storer Communications, but no specific transactions had been planned and no buyers identi-fied. In this case, the Hilton nominees to the ITT board are committed to supporting the tender offer and merger of ITT with Hilton or HLT. Given this commitment, ITT argues that approving the proxy solicitation is the same as approving the underlying transaction, which of course requires a long-form application. Because HLT's proxy solicitation specifically is intended to facilitate the transfer of stock from ITT shareholders to Hilton, and ultimately the merger of ITT into another company, then the Commission should, ITT contends, conclude that a successful proxy solicitation would result in a substantial change of control and that HLT's short-form application must accordingly be denied.5

              7. Reply of Hilton and HLT to ITT's Objections. In reply, Hilton asserts that ITT's arguments are inconsistent with both the Tender Offers and Proxy Contests policy statement and judicial precedent. Specifically, Hilton argues that, under Storer I/II, its planned proxy contest involves an insubstantial change of control.

              8. Discussion. After review of the short-form of application and the related pleadings, we will grant HLT's application filed to facilitate its planned proxy contest. As an initial matter, we do not agree with ITT that HLT has not provided sufficient information in its application. HLT's application states that it intends to nominate and solicit proxies for the election of a slate of nominees to the ITT board who support the tender offer and the ultimate merger of ITT with HLT or Hilton, subject to the new directors' fiduciary duties to consider competing offers that may be made. In addition, HLT's supplemented short-form application includes, as required by the Tender Offers policy statement, information concerning the

         _______________________
         4    In particular, according to ITT, HLT has not provided a
         full description of the reasons for the proxy contest, the actions that the new directors would take if elected, or the nature of the ties and relationships between the proposed ITT directors and Hilton.

         5    In a letter to the Commission dated March 31, 1997, ITT
         reiterated this argument, and, to illustrate further the commitment of Hilton's proposed ITT board nominees to support the tender offer and merger, attached the final proxy statement filed by HLT and Hilton with the Securities and Exchange Commission on March 21, 1997. We will deny Hilton's motion filed April 4, 1997, to strike this letter as an unauthorized pleading, and will consider the letter in the interest of considering all relevant facts and information. We have also similarly considered all subsequent pleadings and supplemental information filed by the parties pertaining to the proxy contest short-form application.


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         citizenship, attributable media interests and adverse legal findings on the part of its proposed nominees.6 Moreover, additional information on HLT's proposed board nominees and their ownership of, and recent transactions involving, ITT and Hilton stock has been included in Hilton's Tender Offer Statement filed with the Securities and Exchange Commission, a copy of which has been provided herein.7 We find this informa-tion provided by HLT to be sufficient under our standards enunciated in the Tender Offers policy statement.

              9. We also conclude that the transfer of control that would result from the proxy contest, if successful, would not be a substantial transfer of control requiring a long-form application. As stated in Storer I, any change of control resulting from HLT's proxy contest would involve no change in the shareholders' ownership or voting rights. The change is limited to the composition of the Board of Directors, who are fiduciaries of the shareholders . . . .  Any resulting change in the
              Board arises from the shareholders' exercise of their substantial control, not a transfer of the same. Not only will [ITT's] shareholders -- who retain ultimate and legal control -- remain the same, but the corporate legal entity will remain unchanged by the election of a new Board.

         Storer I, 101 FCC2d at 445 (emphasis in original). We disagree with ITT's contention that approving the proxy solicitation is the same as approving the underlying ITT/Hilton merger. Assuming that the proxy contest were to succeed and that the new ITT directors were then to support, subject to their fiduciary duties, a merger with Hilton, then ITT and Hilton would need to obtain approval of the transfer of ITT's interest in the licensee of WPXN-TV pursuant to a long-form application, and the transfer of control of the licensee would not occur until we granted such approval.

              10. In our policy statement, we determined that, absent "exceptional" circumstances, "proxy contests do not result in substantial changes in corporate control and, therefore, long form review is not statutorily mandated." Tender Offers, 59 RR2d at 1551. ITT has not persuaded us that any such exceptional circumstances exist in the instant case, and accordingly we will not require the review of a long-form application in advance of the expected proxy contest. By reviewing Hilton's proposed slate of directors prior to the proxy fight, we of course take no position on the merits of Hilton's proposals and remain "steadfastly neutral" as between ITT's current board of directors and Hilton's proposed nominees to ITT's board. Storer I, 101 FCC2d at 444. We merely seek to comply with our statutory obligations and remove the Commission from this contest for corporate control. Based upon our review of the application and pleadings before us, and for the reasons set forth above, we conclude that a grant of HLT's supplemented FCC Form 316 application satisfies the applicable statutory and public interest requirements. Both Hilton and ITT will therefore be free to proceed to persuade the ITT shareholders of the merits of their respective positions, without impediment or assistance from this agency.

         ________________________

         6    ITT points out that HLT has furnished no information about significant nonattributable equity interests in media or other "meaningful relationships" with other co-located media interests that might trigger the Commission's cross-interest policy. ITT's implication that cross-interest issues may exist is, however, entirely unsupported and speculative.

         7    Amendment No. 3 to Schedule 14D-1 to the Tender Offer
         Statement provides more extensive information concerning the Hilton board nominees, including, inter alia, their present occupation and employer, business experience during the past five years, and other directorships held by the nominees. This information is also provided on Hilton's final proxy statement filed with the Securities and Exchange Commission on March 21, 1997. ITT has not challenged the qualifications of any of Hilton's proposed nominees to the ITT board.


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                                    CONCLUSION

              11. We have reviewed the short-form application and related pleadings, and conclude that grant of HLT and Hilton's request for approval of their slate of proposed nominees to the ITT board would serve the public interest, convenience and necessity.

              12. Accordingly, IT IS ORDERED, That the informal objection filed by ITT Corporation IS DENIED, and the application (BTCCT-970304IC) of HLT Corporation and Hilton Hotels Corporation IS GRANTED.


                                     Federal Communications Commission



                                     William F. Caton
                                     Acting Secretary
































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